AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Amended and Restated Executive Agreement dated as of June ___, 2008 by and between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and [executive], [executive’s home address] (the “Executive”), amends and restates the Executive Agreement dated as of August 29, 2006 by and between the Company and the Executive, as amended by the First Amendment to the Executive Agreement dated as of November 28, 2007 by and between the Company and the Executive.

WHEREAS, the Executive is the [title] of the Company;

WHEREAS, the Company and the Executive entered into the Executive Agreement to provide certain payments and benefits to the Executive if his employment with the Company is terminated without cause or if certain other events occur; and

WHEREAS, pursuant to and in accordance with the Executive Agreement, the Company and the Executive desire to amend and restate the Executive Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

•	Definitions
(a)	“Cause” means

(i)        the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and the Executive does not cure such failure within 30 days after such demand;

(ii)       willful conduct by the Executive which is demonstrably and materially injurious to the Company;

(iii)      the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony;

(iv)      the Executive’s entry in his personal capacity into a consent decree relating to the business of the Company with any government body; or

(v)       the Executive’s willful violation of any material provision of his Non-Disclosure, Non-Competition and Invention Agreement with the Company; provided that, if such violation is able to be cured, the Executive has not, within 30 days after written demand by the Company, cured such violation.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(b)	“Change in Control” means the occurrence of any of the following events:

(i)        any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company);

(ii)       individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board;

(iii)      the consummation of a merger, share exchange or consolidation of the Company or any subsidiary of the Company with any other corporation (each a “Business Combination”), other than (A) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after such Business Combination or (B) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)      the stockholders of the Company approve (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets but excluding a sale or spin-off of a product line, business unit or line of business of the Company if the remaining business is significant as determined by the Company’s board of directors in its sole discretion.

(c)        “Change in Control Termination” means any of the following terminations of the Executive’s employment:

(i)        termination of the Executive’s employment by the Company during the period from the date of the Change in Control through the second anniversary thereof, other than for Cause or as a result of the Executive’s death or Disability;

(ii)       resignation by the Executive for Good Reason during the period from the date of the Change in Control through the second anniversary thereof; or

(iii)      termination of the Executive’s employment by the Company prior to a Change in Control, other than for Cause or as a result of the Executive’s death or Disability, if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect the Change in Control or (B) was otherwise arose related to or in anticipation of the Change in Control. A Change in Control Termination under this Section 1(c)(iii) shall be deemed to have occurred if and when the Change in Control occurs.

(d)       “Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least 60 consecutive days with or without reasonable accommodation. If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(e)        “Good Reason” means the occurrence, without the Executive’s consent and without Cause, of any of the following events after or in connection with a Change in Control (provided that the Executive shall have given the Company written notice describing such event within ninety (90) days of its initial existence and the matter shall not have been fully remedied by the Company within thirty (30) days after receipt of such notice):

(i)        any reduction of the Executive’s annual base salary or target bonus as in effect at the date of the Change in Control; provided that any such reduction (not exceeding fifteen percent (15%) of either (A) such base salary or (B) the sum of such base salary and such target bonus) that is consistent with similar actions taken with respect to the base salaries and/or target bonuses of the other senior executives of the Company shall not constitute Good Reason;

(ii)       a material diminution in the substantive responsibilities or the scope of the Executive’s position, taking into consideration, without limitation, the dollar amount of the budget and the number of employees for which the Executive has responsibility (and a reduction of more than ten percent (10%) in such dollar amount or such number from that which was applicable at the date of the Change in Control shall be deemed a “material diminution” unless it is comparable to similar reductions then applicable to the Company’s executive officers generally);

(iii)	any breach by the Company of its material obligations under this Agreement;

(iv)      any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; or

(v)       any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance by more than fifty (50) miles from the Executive’s then principal residence.

(f)        “Stock Plan” means any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 1987 Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan, the 1997 Nonqualified Stock Option Plan, and the 2000 Equity Incentive Plan.

•	Termination of Employment without Cause

If the Company terminates the Executive’s employment without Cause, other than due to his death or Disability, the Executive shall be entitled to the following:

(a)        a lump sum payment in an amount equal to one times the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the termination date, payable within thirty (30) days after the termination date; and

(b)       continued participation in the Company’s medical, dental, vision and basic life insurance benefit plans (the “Benefit Plans”), subject to the terms and conditions of the respective plans and applicable law, for a period of one year following the termination date; provided that, to the extent that the Benefit Plans do not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the Benefit Plans or to receive such alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall notify the Company of his eligibility under such plan.

•	Change in Control
This Section 3 shall apply if a Change in Control occurs while this Agreement is in effect.

(a)        Equity Awards. Effective upon a Change in Control that occurs during the Executive’s employment, the following shall occur:

(i)        any performance criteria applicable to any stock options, stock appreciation rights, restricted stock units, restricted stock or other equity awards issued under any Stock Plan and held by the Executive shall be deemed to have been met in full;

(ii)       the vesting schedule applicable to any stock options, stock appreciation rights, restricted stock units or other equity awards issued under any Stock Plan and held by Executive shall be amended automatically so that each such equity award shall thereupon vest to the extent that such equity award, in the absence of such amendment, would have been vested from and after the date which is two years after the Change in Control; provided that if any such stock option, stock appreciation right, restricted stock unit or other equity award is not assumed, or an award or payment of equivalent value is not substituted therefor, by any acquirer of or successor to the Company, then such stock option, stock appreciation right, restricted stock unit or other equity award shall thereupon become vested and exercisable in full;

(iii)      the vesting schedule applicable to any shares of restricted stock issued under any Stock Plan and held by Executive shall be amended automatically so that the restrictions shall thereupon lapse with respect to all shares that, in the absence of such amendment, would not have been restricted shares from and after the date which is two years after the Change in Control; and

(iv)      each outstanding equity award held by the Executive shall be amended to provide that, notwithstanding any provision of any Stock Plan, no outstanding share of restricted stock, stock option, stock appreciation right, restricted stock unit or other equity award held by the Executive may be terminated without the Executive’s written consent (other than (A) any unvested portion thereof that is terminated or forfeited upon termination of the Executive’s employment as provided in any agreement or certificate executed in connection with any such equity award, (B) a stock option the termination of which is covered by Section 8(i) of the Company’s 2000 Equity Incentive Plan, or (C) upon payment of equivalent value for such terminated award).

This Section 3(a) shall not apply to any shares of restricted stock, restricted stock units or other equity awards granted to the Executive as an incentive bonus under the Company’s Executive Incentive Performance Plan or under similar short-term incentive plans (collectively, “Bonus Equity”), which shall be treated as provided in Section 3(b)(iii).

(b)       Bonus. Effective upon a Change in Control that occurs during the Executive’s employment or upon a Change in Control Termination under Section 1(c)(iii):

(i)        the Executive shall be entitled to payment of an amount equal to his target bonus in effect for the fiscal year in which the Change in Control occurs, which payment shall be made in one lump sum within thirty (30) days of the Change in Control;

(ii)       the Executive shall be entitled to payment of a pro-rata portion of any annual cash incentive award for which the Executive is eligible for the fiscal year in which the Change in Control occurs, based on the Executive’s target cash bonus for such year and the percentage of the year completed through the date of the Change in Control, for the purposes of which any performance criteria applicable to such award shall be deemed to have been met in full, which payment shall be made in one lump sum within thirty (30) days of the date of the Change in Control; and

(iii)      the vesting schedule applicable to any Bonus Equity held by the Executive shall be amended automatically so that a pro-rata portion of any such Bonus Equity equal to the percentage of the respective fiscal year completed through the date of the Change in Control shall thereupon be vested and subject to no further restrictions, and the portion not so vested shall thereupon automatically be cancelled and forfeited to the Company.

(c)	Change in Control Termination Benefits.

(i)        Equity Awards. Effective upon a Change in Control Termination, the following shall occur:

(A)       all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued under any Stock Plan and held by the Executive shall immediately become vested and exercisable in full; and

(B)       all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive shall immediately lapse;

provided that the foregoing shall not apply to any Bonus Equity, which shall be treated as provided in Section 3(b)(iii).

(ii)       Make-Up Payment. Effective upon a Change in Control Termination under Section 1(c)(iii), the Company shall pay the Executive in a lump sum the amount equal to the excess, if any, of (A) the product of (1) the number of additional shares of the Company’s Common Stock that either were subject to options, stock appreciation rights or other awards that became vested and exercisable and/or were restricted stock or restricted stock units as to which the restrictions lapsed, in each case solely as a result of Section 3(c)(i), and for which the Executive would have been entitled to receive consideration in the Change in Control (on the same basis as other holders of Common Stock) had the Executive remained employed on the date of the Change in Control and were deemed to have exercised all the stock options that would then have become exercisable under Section 3(c)(i)(A) times (2) the amount per share of the Company’s Common Stock (if any) received by the Company’s stockholders generally pursuant to the Change in Control over (B) the aggregate exercise price of all such additional stock options that the Executive would then have become able to exercise upon the Change in Control as a result of Section 3(c)(i)(A); whereupon all such stock options, stock appreciation rights, and other awards shall terminate and shall no longer be exercisable. The Company shall pay this lump sum payment within thirty (30) days following the Executive’s termination date.

(iii)      Salary, Bonus and Benefits. Effective upon any Change in Control Termination, the Executive shall be entitled to the following:

(A)       a lump sum payment in an amount equal to one times his base salary plus his target bonus, such salary to be the highest annual salary (excluding any bonuses) in effect with respect to the Executive during the six-month period immediately preceding the Executive’s termination and such target bonus to be the highest target bonus in effect with respect to the Executive for (1) the year in which the Change in Control occurs, (2) the year following the year in which the Change in Control occurs, or (3) the year in which the Change in Control Termination occurs, whichever is highest, payable within thirty (30) days after the termination date;

(B)       continued participation in the Benefit Plans, subject to the terms and conditions of the respective plans and applicable law, for a period of one year following the termination date; provided that, to the extent that the Benefit Plans do not permit such continuation of the Executive’s participation following his termination or any such plan is terminated, the Company shall pay the Executive an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance; provided, further, however, that to the extent the Executive becomes eligible to receive medical, dental, vision and/or basic life insurance benefits under a plan provided by another employer, the Executive’s entitlement to participate in the Benefit Plans or to receive such alternate payments shall cease as of the date the Executive is eligible to participate in such other plan, and the Executive shall notify the Company of his eligibility under such plan.

Payments and benefits under this Section 3(c) shall be in lieu and without duplication of any amounts or benefits under Section 2, and the Executive shall be entitled to any such payments and benefits for no more than one year even if both such sections apply. If, in the event of a Change in Control Termination under Section 1(c)(iii), the Executive becomes entitled to payments under this Section 3(c) after he has begun to receive payments under Section 2, he shall be entitled to a make-up payment to ensure that he receives the higher amount payable hereunder for the full one-year period, with such make-up payment being made within thirty (30) days of the Change in Control Termination.

(d)       Deemed Amendment of Equity Awards. The Company and the Executive hereby agree that the agreements evidencing any equity awards to the Executive are hereby and will be deemed amended to give effect to the provisions of Sections 3 and 4 of this Agreement.

•	Death or Disability

Effective upon termination of the Executive’s employment due to his death or Disability, the following shall occur:

(a)        all performance criteria applicable to any stock options, stock appreciation rights, restricted stock units, restricted stock or other equity awards issued under any Stock Plan and held by the Executive shall be deemed to have been met in full;

(b)       all outstanding stock options, stock appreciation rights, restricted stock units and other equity awards issued under any Stock Plan shall immediately become vested and exercisable in full; and

(c)        all restrictions applicable to restricted stock issued under any Stock Plan and held by the Executive shall immediately lapse;

provided that the foregoing shall not apply to any Bonus Equity.

•	Certain Payments to Specified Employees

Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company (in connection with a Change in Control Termination or otherwise), no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

•	Taxes

(a)        Withholding. All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes. In addition, the Company may withhold from any payments hereunder any amounts attributable to withholding taxes applicable to the lapse of restrictions on restricted stock or the vesting of restricted stock units owned by the Executive pursuant to Sections 3 or 4, including, in its discretion withholding from any shares deliverable to the Executive such number of shares as the Company determines is necessary to satisfy such tax obligations, valued at their fair market value (determined pursuant to the respective Company equity compensation plan) as of the date such restrictions lapse.

(b)	Excess Parachute Payment Tax.

(i)        If it is determined that any payment, benefit or distribution (for the purposes of this Section 6(b), each, a “payment”) from the Company to or for the benefit of the Executive would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the

Gross-Up Payment equal to the Excise Tax; provided, however, that if a reduction in the amount of the payments (other than the Gross-Up Payment) to the Executive would cause the payments not to be subject to the Excise Tax and the amount of such reduction does not exceed fifteen percent (15%) of the payments (other than the Gross-Up Payment) that would be subject to the Excise Tax (the “Parachute Payments”), then the amount of payments from the Company to the Executive shall be reduced by the minimum amount necessary so that the remaining payments to the Executive will not be subject to the Excise Tax and the Executive will not be entitled to the Gross-Up Payment. In the event that the payments to the Executive are to be reduced, the Company shall promptly give the Executive notice to that effect and the Executive may then elect, in his sole discretion, which and how much of the payments shall be eliminated or reduced (as long as, after such election, none of the payments to the Executive are subject to the Excise Tax), and shall advise the Company in writing of his election within ten (10) days of his receipt of the Company’s notice. If no such election is made by the Executive within such period, the Company may elect which and how much of the payments shall be eliminated or reduced (as long as, after such election, none of the payments to the Executive are subject to the Excise Tax) and shall notify the Executive promptly of such election. Notwithstanding the foregoing, the Company shall be entitled to exhaust its remedies under Sections 6(b)(ii) and (iii) below prior to the payment of any Gross-Up Payment and the Executive shall not be entitled to any Gross-Up Payment if the Executive has not complied with Section 6(b)(ii) or (iii), as the case may be.

(ii)       Subject to the provisions of Section 6(b)(iii), all determinations required to be made under this Section 6(b), including whether and when a Gross-Up Payment is required, the amount of any such Gross-Up Payment, the amount of any reduction of the payments to the Executive and the assumptions to be used in arriving at such determination, shall be made by an independent accounting firm selected by the Company, whose determinations shall be binding upon the Company and the Executive. Notwithstanding any determination by such accounting firm, if it is later determined that:

(A)       the amount of the Executive’s Excise Tax liability is greater than the amount of the initial Gross-Up Payment, if any, the Company shall pay to the Executive an additional amount with respect to such additional Excise Tax such that the aggregate Gross-Up Payment is equal to the amount contemplated by Section 6(b)(i) above; provided, however, that if a reduction in the aggregate amount of the payments (other than the Gross-Up Payment) to the Executive would cause the payments not to be subject to the Excise Tax and the amount of such reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return a portion of the payments the Executive received equal to the minimum amount necessary so that the payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable;

(B)       the amount of the Executive’s Excise Tax liability is less than the Excise Tax liability with respect to which the initial Gross-Up Payment was made, the Executive shall, as soon as practical after the determination is made, pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by the Executive and not refundable; provided, however, that if, as a result of the reduced Excise Tax liability, a reduction in the amount of the payments (other than the Gross-Up Payment) to the Executive would cause the payments not to be subject to the Excise Tax and the amount of such reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return to Company the Gross-Up Payment and a portion of the payments the Executive received equal to the minimum amount necessary so that the payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable;

(C)       the amount of the Executive’s Excise Tax liability is greater than the amount originally determined and the payments to the Executive were previously reduced, the Company shall pay to the Executive the amount of the reduced payments and a Gross-Up Payment equal to the amount contemplated by Section 6(b)(i) above; provided, however, that if a further reduction in the amount of the payments (other than the Gross-Up Payment) to the Executive would cause the payments not to be subject to the Excise Tax and the amount of the aggregate reduction would not exceed fifteen percent (15%) of the Parachute Payments the Executive was originally entitled to receive (other than the Gross-Up Payment), then the Executive shall return a portion of the payments the Executive received equal to the minimum amount necessary so that the payments retained by the Executive will not be subject to the Excise Tax, reduced by the amount of any relevant taxes already paid by the Executive and not refundable; or

(D)       the amount of the Executive’s Excise Tax liability is less than the amount originally determined and the payments to the Executive were previously reduced, the Company shall pay to the Executive the amount of the reduced payments, or a portion thereof, to the extent necessary so that the aggregate payments paid to the Executive will not be subject to the Excise Tax.

Upon request of the Company, the Executive agrees to make available to the Company and an independent auditor selected by the Company the Executive’s tax returns and such other financial information that the Company may reasonably request to verify the amount payable by the Company or the Executive pursuant to clause (A), (B), (C) or (D) above, as applicable.

(iii)      The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall: (A) provide the Company with any information reasonably requested by the Company relating to such claim, (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (C) cooperate with the Company in good faith in order effectively to contest such claim, and (D) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(b), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.

(iv)      Notwithstanding anything to the contrary in this Section 6, the Gross-Up Payment shall in all events be paid by the Company to the Executive not later than the last day of the calendar year next following the calendar year in which the Executive remits the related taxes, in accordance with the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(v).

•	Term

This Agreement shall continue in effect through and until August 29, 2009 and shall automatically renew thereafter on an annual basis for additional twelve-month terms unless either party provides written notice to the other party of non-renewal at least ninety (90) days prior to the expiration of the then current term. If a Change in Control occurs while this Agreement is in effect, the term of this Agreement shall automatically be extended to the second anniversary of the Change in Control. Except as otherwise expressly set forth in this Agreement, upon the termination of this Agreement, the respective rights and obligations of the parties shall survive to the extent necessary to carry out the intentions of the parties as embodied herein.

•	Successors and Assigns

(a)        This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

(b)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement.

•	No Duty to Mitigate

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Sections 2(b) and 3(c)(iii)(B)hereof, any benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

•	Conditions to Payment of Severance

Notwithstanding any other provision of this Agreement, the Executive’s entitlement to receive any of the payments and other benefits contemplated by Sections 2 or 3 hereof shall be contingent upon:

(a)        execution by the Executive on the date of termination of a release in substantially the form of Exhibit A hereto (the “Release”), and the Executive hereby acknowledges and agrees that the Company’s entering into this Agreement and agreement to make such payments are and shall be good and sufficient consideration for such Release; and

(b)       the Executive’s continued compliance with the material terms of this Agreement, as applicable, and those of his Non-Disclosure, Non-Competition and Invention Agreement with the Company.

•	Miscellaneous

(a)        This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except any such laws that would render such choice of law ineffective.

(b)       This Agreement is intended, to the extent applicable, to constitute good faith compliance with the requirements of Section 409A of the Code. The Company and the Executive agree that they shall cooperate in good faith to amend any provision hereof to the extent required to maintain compliance with the provisions of Section 409A of the Code as they may be modified hereafter (including by subsequent regulations or other guidance of the Internal Revenue Service).

(c)        This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)       This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the compensation and benefits payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written.

(e)        The Company agrees to pay as incurred and within 20 days after submission of supporting documentation, to the full extent permitted by law, all legal fees and expenses the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) with respect to which the Executive is successful on the merits, plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. The Company’s payment of any eligible expenses must be made no later than December 31 of the year after the year in which the expense was incurred.

(f)        All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:
Parametric Technology Corporation
140 Kendrick Street
Needham, MA 02494
Attention: General Counsel
If to the Executive:
[Name]
[Address]
[Address]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION	[NAME]

By:
Title: